Exhibit 99.1

AgileThought, Inc.

Unaudited Condensed Consolidated Financial Statements

June 30, 2021

AgileThought, Inc.

Index

June 30, 2021

AgileThought, Inc. Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands USD, except share data)	2021	2020
Assets
Current assets:
Cash, cash equivalents and restricted cash	$3,810	$9,432
Accounts receivable, net	33,163	23,800
Prepaid expenses and other current assets	7,302	3,940
Current VAT receivables	12,191	10,776
Total current assets	56,466	47,948
Property, plant and equipment, net	3,543	3,428
Goodwill and indefinite-lived intangible assets	87,526	88,809
Finite-lived intangible assets, net	69,887	71,511
Operating lease right of use assets, net	7,119	8,123
Other noncurrent assets	604	463
Total noncurrent assets	168,679	172,334
Total assets	$225,145	$220,282

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,966	$16,486
Accrued liabilities	14,620	15,080
Income taxes payable	628	164
Other taxes payable	8,647	8,203
Current portion of operating lease liabilities	3,291	3,286
Deferred revenue	2,925	2,143
Current portion of obligation for contingent purchase price	8,482	8,104
Current portion of long-term debt	17,210	11,380
Embedded derivative liabilities	1,884	—
Total current liabilities	86,653	64,846
Obligation for contingent purchase price, net of current portion	—	2,200
Long-term debt, net of current portion	95,681	125,963
Deferred tax liabilities, net	3,093	3,073
Operating lease liabilities, net of current portion	4,009	5,010
Other noncurrent liabilities	4,428	992
Total liabilities	193,864	202,084
Commitments and contingencies (Note 16)

Redeemable convertible preferred stock, $0.001 par value, 2,000,000 shares authorized, 2,000,000 and no shares outstanding as of June 30, 3021 and December 30, 2020, respectively	15,594	__

Equity
Class A shares $0.001 par value, 1,500,000 shares authorized, 431,682 shares outstanding as of June 30, 2021 and December 31, 2020	—	—
Class B shares $0.001 par value, 1,600,000 shares authorized, 37,538 shares outstanding as of June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	101,509	101,497
Accumulated deficit	(69,635)	(66,181)
Accumulated other comprehensive loss	(16,189)	(16,981)
Total shareholders’ equity attributable to the Company	15,685	18,335
Noncontrolling interests	2	(137)
Total shareholders’ equity	15,687	18,198
Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$225,145	$220,282

The accompanying notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

AgileThought, Inc. Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands USD, except share data)	2021	2020	2021	2020
Net revenues	$38,940	$42,742	$76,153	$89,399
Cost of revenue	26,812	28,059	53,043	61,832
Gross profit	12,128	14,683	23,110	27,567

Operating expenses:
Selling, general and administrative expenses	10,189	6,411	18,957	14,425
Depreciation and amortization	1,719	1,700	3,493	3,545
Change in fair value of contingent consideration obligations	(2,200)	(5,491)	(2,200)	(5,491)
Change in fair value of embedded derivative liabilities	(1,112)	—	(2,522)	—
Equity-based compensation expense	—	56	12	125
Impairment charges	—	9,134	—	9,134
Restructuring expenses	12	1,097	22	1,475
Other operating expenses, net	472	212	1,107	499
Total operating expense	9,080	13,119	18,869	23,712
Income from operations	3,048	1,564	4,241	3,855

Interest expense	(3,724)	(3,985)	(8,052)	(8,403)
Other income (expense)	1,723	2,748	415	(3,332)
Income (loss) before income taxes	1,047	327	(3,396)	(7,880)

Income tax expense (benefit)	499	1,343	(109)	1,448
Net income (loss)	548	(1,016)	(3,287)	(9,328)

Net income (loss) attributable to noncontrolling interests	137	30	167	(99)
Net income (loss) attributable to the Company	$411	$(1,046)	$(3,454)	$(9,229)

Income (loss) per share (Note 14):
Basic and Diluted Class A	$0.86	$(2.19)	$(7.24)	$(19.35)
Basic and Diluted Class B	$0.86	$(2.19)	$(7.24)	$(19.35)

Weighted average number of shares:
Basic and Diluted Class A	439,732	439,432	439,732	439,432
Basic and Diluted Class B	37,538	37,538	37,538	37,538

The accompanying notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

AgileThought, Inc. Unaudited Condensed Consolidated Statements of Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands USD)	2021	2020	2021	2020
Net income (loss)	$548	$(1,016)	$(3,287)	$(9,328)
Foreign currency translation adjustments	982	919	764	(10,776)
Comprehensive income (loss)	1,530	(97)	(2,523)	(20,104)
Less: Comprehensive income (loss) attributable to noncontrolling interests	104	23	139	(249)
Comprehensive income (loss) attributable to the Company	$1,426	$(120)	$(2,662)	$(19,855)

The accompanying notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

AgileThought, Inc.

Unaudited Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Shareholders’ Equity

	Redeemable Convertible Preferred Stock		Class A		Class B
(in thousands USD, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Shareholders’ Equity
December 31, 2020	—	$—	431,682	$—	37,538	$—	$101,497	$(66,181)	$(16,981)	$(137)	$18,198
Net (loss) income	—	—	—	—	—	—	—	(3,865)	—	30	(3,835)
Issuance of preferred shares	2,000,000	15,594	—	—	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	12	—	—	—	12
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(223)	5	(218)
March 31, 2021	2,000,000	15,594	431,682	—	37,538	—	101,509	(70,046)	(17,204)	(102)	14,157
Net income	—	—	—	—	—	—	—	411	—	137	548
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	1,015	(33)	982
June 30, 2021	2,000,000	15,594	431,682	—	37,538	—	101,509	(69,635)	(16,189)	2	15,687

December 31, 2019	—	—	431,682	—	37,538	—	101,286	(40,004)	(3,074)	163	58,371
Net loss	—	—	—	—	—	—	—	(8,183)	—	(129)	(8,312)
Equity-based compensation	—	—	—	—	—	—	69	—	—	—	69
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(11,552)	(143)	(11,695)
March 31, 2020	—	$—	431,682	$—	37,538	$—	$101,355	$(48,187)	$(14,626)	$(109)	$38,433
Net loss (income)	—	—	—	—	—	—	—	(1,046)	—	30	(1,016)
Equity-based compensation	—	—	—	—	—	—	56	—	—	—	56
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	926	(7)	919
June 30, 2020	—	$—	431,682	$—	37,538	$—	$101,411	$(49,233)	$(13,700)	$(86)	$38,392

The accompanying notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

AgileThought, Inc. Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in thousands USD)	2021	2020
Operating Activities
Net loss	$(3,287)	$(9,328)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Accretion of interest from convertible notes	2,410	2,080
Gain on forgiveness of debt	(1,306)	—
Provision for bad debt expense	(46)	(48)
Impairment of goodwill and other intangible assets	—	9,134
Equity-based compensation	12	125
Loss on disposal of property, plant and equipment	—	21
Right-of-use asset amortization	1,575	1,382
Foreign currency remeasurement	(2,382)	3,469
Deferred income tax provision	18	(2,651)
Obligations for contingent purchase price	(1,832)	(5,491)
Embedded derivative liabilities	(2,522)	—
Gain on divestiture, net of cash retained	—	(1,302)
Amortization of debt issue costs	535	117
Depreciation and amortization	3,493	3,545
Changes in assets and liabilities:
Accounts receivable	(9,102)	3,842
Prepaid expenses and other current assets	(3,452)	(3,656)
Accounts payable	11,724	5,504
Accrued liabilities and other noncurrent liabilities	2,226	(1,800)
Deferred revenue	775	(1,380)
Current VAT receivables and other taxes payable	(1,034)	32
Income taxes payable	568	(81)
Lease liabilities	(1,569)	(1,475)
Net cash (used in) provided by operating activities	(3,196)	2,039
Investing activities
Purchase of property, plant and equipment	(494)	(646)
Net cash used in investing activities	(494)	(646)
Financing activities
Proceeds from loans	673	13,370
Repayments of borrowings	(22,665)	(1,225)
Payments of contingent consideration	—	(4,314)
Proceeds from capital contribution	20,000	—
Net cash (used in) provided by financing activities	(1,992)	7,831
Effect of exchange rates on cash	60	(546)
Net (decrease) increased in cash and cash equivalents	(5,622)	8,678
Cash, cash equivalents and restricted cash at beginning of the period	9,432	6,366
Cash, cash equivalents and restricted cash at end of the period (1)	$3,810	$15,044
(1) Amount of restricted cash at end of period	$194	$—

Supplemental disclosure of non-cash investing activities and financing activities & cash flow information
Contingent considerations related to acquisition (disposition)	$—	$1,413
Forgiveness of loans	$1,306	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$573	$321
Cash paid during the period for interest	$4,359	$5,212
Fees due to creditor	$4,000	$—

The accompanying notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

AgileThought, Inc. Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Organization and Basis of Consolidation and Presentation

Organization

AgileThought, Inc. (“AgileThought”) is a global provider of agile-first, end-to-end digital transformation services in the North American market using on-shore and near-shore delivery. As used in these financial statements, and unless the context indicates otherwise, the terms “Company”, “we”, “us”, “our”, “ours” and similar terms refer to AgileThought.

Prior to our incorporation in Delaware, we were a variable stock corporation organized under the laws of Mexico. We filed a Certificate of Domestication and a Certificate of Incorporation to become a Delaware corporation in February 2019 and changed our name to AN Global Inc. On October 23, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation to change our name to AgileThought, Inc., under which we operate today. As part of redomiciling and incorporating in the United States, Mexico-registered shares were converted into Class A and Class B common shares. Earnings per share for the three month and six month ended June 30, 2021 and 2020 have been presented on a retrospective basis.

Our mission is to fundamentally change the way people and organizations view, approach and achieve digital transformation. We combine our agile-first approach with expertise in next-generation technologies and our clients’ existing technology investments to help our clients overcome the challenges of digital transformation to innovate, build, run and continually improve new solutions at scale. We offer client-centric, on-shore and near-shore digital transformation services. Our professionals have direct industry operating expertise that allows them to assess the business context and the technology pain points that enterprises encounter. We leverage this expertise to create customized frameworks and solutions throughout clients’ digital transformation journeys. We invest in understanding the specific needs and requirements of our clients and tailor our services for them. We believe our personalized, hands-on approach allows us to demonstrate our differentiated capabilities and build trust and confidence with new clients and strengthen relationships with current ones. We leverage a model called AgileThought Scaled Framework, enhanced by elements such as continuous discovery, opportunity prioritization and team health, to rapidly and predictably deliver enterprise-level software solutions at scale. Our deep expertise in next-generation technologies facilitates our ability to provide enterprise-class capabilities in key areas of digital transformation. The Company has complemented its organic growth with several strategic acquisitions. Most recently, we completed the acquisition of Agile Thought LLC and 4th Source, LLC (“4th Source”) in July 2019 and November 2018, respectively. The results of operations from these acquired businesses have been included in the Unaudited Condensed Consolidated Financial Statements from each acquisition date.

On May 9, 2021, the Company entered into a definitive agreement and plan of merger with LIV Capital Acquisition Corp. (“LIVK”). LIVK is a special purpose acquisition company incorporated as a Cayman Islands exempted company, listed on NASDAQ and formed to acquire one or more operating businesses through a business combination. Under the terms of the proposed transaction, LIVK will combine with the Company and, in connection with the business combination, the Company will become a NASDAQ publicly traded entity under the name “AgileThought” and ticker symbol AGIL. The acquisition is expected to be been accounted for as a reverse recapitalization resulting in no change in the carrying amount of the Company’s assets and liabilities. Existing company equity holders, will remain the largest investors in the Company.

Completion of this transaction is subject to approval by LIVK Stockholders, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission in connection with the transaction, and other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the third quarter of 2021.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption across many industries, including Travel & Transportation, Restaurants, and traditional Retailers. While the Company’s exposure to these sectors is limited given our largest clients are in Financial Services, Healthcare, and Professional Services, most sectors implemented some-level of cost-containment measures which did impact our 2020 revenues. In response, the Company took actions beginning in late Q1 2020 and through the rest of the year committed to restructuring plans and cost reduction initiatives to strengthen its financial position and operations (see Note 12, Restructuring, for further discussion).

AgileThought, Inc. Notes to Unaudited Condensed Consolidated Financial Statements

We continue to monitor and assess the effects of the COVID-19 pandemic on our business and clients. Although signs of recovery are starting to be observed during the first half of 2021, the demand of our services mainly in our US operations, our ability to staff such demand and build capacity will be an important factor for the achievement of our projected results, and as such the remaining impacts of the outbreak in both the economic and operating fronts remain unknown.

Basis of Consolidation and Presentation

The Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting and do not include all disclosures normally required in annual Consolidated Financial Statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of normal and recurring nature, have been made for the interim periods reported. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of results that may be expected for the year ending December 31, 2021. The balance sheet as of December 31, 2020 has been derived from the audited Consolidated Financial Statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The Condensed Consolidated Financial Statements, should be read in conjunction with our audited Consolidated Financial Statements for the years ended December 31, 2020 and 2019. All intercompany transactions and balances have been eliminated in consolidation.

Note 2 – Summary of Significant Accounting Policies

Refer to Note 2, Summary of Significant Accounting Policies, within annual Consolidated Financial Statements for the full listing of significant accounting policies.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the Unaudited Condensed Consolidated Financial Statements. Further, certain estimates and assumptions include the direct and indirect impact of the COVID-19 pandemic on the Company’s business, financial condition and results of operations. The economic impact of the pandemic on the Company’s business depends on its severity and duration, which in turn depend on highly uncertain factors such as the nature and extent of containment efforts and the timing and efficacy of vaccines. The high level of uncertainty regarding this economic impact means that management’s estimates and assumptions are subject to change as the situation develops and new information becomes available. To the extent the actual results differ materially from these estimates and assumptions, the Company’s future financial statements could be materially affected. We also make significant estimates with respect to intangible assets, goodwill, depreciation, amortization, income taxes, equity-based compensation, contingencies, fair value of assets and liabilities acquired, obligations related to contingent consideration in connection with business combinations, fair value of embedded derivative liabilities, and asset and liability valuations.

Fair Value Measurements

The Company records fair value of assets and liabilities in accordance with Financial Accounting Standards Board’s (“FASB”) Account Standards Codification (“ASC”) 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

AgileThought, Inc. Notes to Unaudited Condensed Consolidated Financial Statements

ASC 820 includes disclosures around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reporting in one of three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are as follows:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Other valuations that include quoted prices for similar instruments in active markets that are directly or indirectly observable.

Level 3: Valuations made through techniques in which one or more of its significant data are not observable.

See Note 3, Fair Value Measurements, for further discussion.

Goodwill

Goodwill represents the cost of acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased and is allocated to a reporting unit when the acquired business is integrated into the Company. Goodwill is not amortized but is tested for impairment annually on October 1st. The Company will also perform an assessment whenever events or changes in circumstances indicate that the carrying amount of a reporting unit may be more than its recoverable amount. Under FASB guidance, management may first assess certain qualitative factors to determine whether it is necessary to perform a quantitative goodwill impairment test.

When needed, the Company performs a quantitative assessment of goodwill impairment if it determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the quantitative test, we compare the fair value of the reporting unit with the respective carrying value. Management uses a combined income and public company market approach to estimate the fair value of each reporting unit. If the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, limited to the total amount of goodwill allocated to that reporting unit.

This analysis requires significant assumptions, such as estimated future cash flows, long-term growth rate estimates, weighted average cost of capital, and market multiples. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

Intangible Assets

The Company has customer relationships (finite-lived intangible assets) and trade names (finite-lived and indefinite-lived intangible assets) on its Unaudited Condensed Consolidated Balance Sheets.

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed. We test for impairment when events or circumstances indicate the carrying value of a finite-lived intangible asset may not be recoverable. Consistent with other long-lived assets, if the carrying value is not determined to be recoverable, we calculate an impairment loss based on the excess of the asset’s carrying value over its fair value. The fair value is determined using the discounted cash flow approach of multi-period excess earnings.

During the first quarter of 2021, the Company reassessed and changed the estimated economic life of a certain trade name from indefinite to finite-lived as a result of the shift in operations towards a global strategy as “One AgileThought.” As a result, the Company began amortizing a certain trade name using straight-line method over their average remaining economic life of five years.

Indefinite-lived intangible assets are not amortized but are instead assessed for impairment annually and as needed whenever events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An impairment loss is recognized if the asset’s carrying value exceeds its fair value. The Company uses the relief from royalty method to determine the fair value of its indefinite-lived intangible assets.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Embedded Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company has evaluated the terms and features of its redeemable convertible preferred stock and identified two embedded derivatives requiring bifurcation from the underlying host instrument pursuant to ASC 815-15, Embedded Derivatives. Embedded derivatives met the criteria for bifurcation due to the instruments containing conversion options and mandatory redemption features that are not clearly and closely related to the host instrument.

Embedded derivatives are bifurcated from the underlying host instrument and accounted for as separate financial instruments. Embedded derivatives are recognized at fair value, with changes in fair value recognized in the Unaudited Condensed Consolidated Statements of Operations each period.

Accounting Pronouncements

The authoritative bodies release standards and guidance, which are assessed by management for impact on the Company’s Unaudited Condensed Consolidated Financial Statements. Accounting Standards Updates (“ASUs”) not listed below were assessed and determined to be not applicable to the Company’s Unaudited Condensed Consolidated Financial Statements.

The following standards were recently adopted by the Company:

● In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes based on changes suggested by stakeholders as part of the FASB’s simplification initiative. This guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. This ASU was adopted by the Company on January 1, 2021, resulting in no material impact to the Unaudited Condensed Consolidated Financial Statements.

● In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform. In response to concerns about structural risks of interbank offered rates (IBORs), and, particularly, the risk of cessation of the London Interbank Offered Rate (LIBOR), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This may impact the Company’s borrowing costs in which LIBOR is used as a reference. The amendments in this update are effective immediately for all entities. This ASU was adopted by the Company on January 1, 2021, resulting in no material impact to the Unaudited Condensed Consolidated Financial Statements.

● In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options and Derivatives and Hedging-Contracts in Entity’s Own Equity. The amendments in this update simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. This guidance is effective for annual periods beginning after December 15, 2021, with early adoption permitted. This ASU was adopted by the Company on January 1, 2021, resulting in no material impact to the Unaudited Condensed Consolidated Financial Statements.

● In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform, that refined the scope of ASU No. 2020-04 and clarified some of its provisions. The amendments permit entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by the discounting transition. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period.This ASU was adopted by the Company during the second quarter of 2021, resulting in no material impact to the Unaudited Condensed Consolidated Financial Statements.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 3 – Fair Value Measurements

The carrying amount of assets and liabilities including cash, cash equivalents, and restricted cash, accounts receivable and accounts payable approximated their fair value as of June 30, 2021, and December 31, 2020, due to the relative short maturity of these instruments.

Our debt is not actively traded and the fair value estimate is based on discounted estimated future cash flows or a fair value in-exchange assumption, which are significant unobservable inputs in the fair value hierarchy. Our convertible notes payable include the probability of a liquidity event. As such, these estimates are classified as Level 3 in the fair value hierarchy.

The following table summarizes our instruments where fair value differs from carrying value:

	Fair Value	June 30, 2021		December 31, 2020
(in thousands USD)	Hierarchy Level	Carry Amount	Fair Value	Carry Amount	Fair Value
Bank credit agreement	Level 3	$70,775	$73,097	$93,388	$92,363
Convertible notes payable	Level 3	$35,242	$53,217	$32,930	$43,303

The above table excludes our revolving credit facility and subordinated promissory note payable as these balances approximate fair value due to the short-term nature of our borrowings. The above table also excludes our Paycheck Protection Program loan (“PPP loans”) as the carrying value of the Company’s PPP loans approximates fair value based on the current yield for debt instruments with similar terms.

In connection with the issuance of redeemable convertible preferred stock, the Company bifurcated embedded derivatives associated with redemption and conversion features. Embedded derivative liabilities are carried at fair value and classified as Level 3 in the fair value hierarchy. The Company determined the fair values of the bifurcated embedded derivatives by using a scenario-based analysis that estimated the fair value of each embedded derivative based on a probability-weighted present value of all possible outcomes related to the features.

The significant unobservable inputs used in the fair value of the Company’s embedded derivative liabilities include the probabilities of the Company’s change in control or qualified financing events, the period in which the outcomes are expected to be achieved and the discount rate. As of June 30, 2021, the fair value of embedded derivative liabilities used a discount rate of 24.9%. Significant changes in unobservable inputs could result in a significantly higher or lower fair value measurement.

(in thousands USD)	Redemption & Conversion Feature
Opening balance, December 31, 2020	$—
Recognition of embedded derivative liabilities	4,406
Change in fair value	(2,522)
Ending balance, June 30, 2021	1,884

The Company carries its obligations for contingent purchase price at fair value. The Company recorded the acquisition-date fair value of these contingent liabilities based on the likelihood of contingent earn-out payments and stock issuances based on the underlying agreement terms. The earn-out payments and value of stock issuances are subsequently remeasured to fair value each reporting date using an income approach that is determined based on the present value of future cash flows using internal models. This estimate is classified as Level 3 in the fair value hierarchy. The significant unobservable inputs used in the fair value of the Company’s obligation for contingent purchase price are the discount rate, growth assumptions, and earnings thresholds. As of June 30, 2021, the fair value of the contingent liability used a discount rate of 13.5%. For all significant unobservable inputs used in the fair value measurement of the Level 3 liabilities, a change in one of the inputs would not necessarily result in a directionally similar change in the other inputs. Significant increases (decreases) in the discount rate would have resulted in a lower (higher) fair value measurement. Significant increases (decreases) in the forecasted financial information would have resulted in a higher (lower) fair value measurement.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The following table provides a roll-forward of the obligations for contingent purchase price:

June 30,
(in thousands USD)	2021
Beginning balance, January 1	$10,304
Cash payments	—
Change in fair value	(2,200)
Accrued interest on the contingent consideration	368
Effect of exchange rate fluctuations	10
Ending balance	8,482
Less: Current portion	8,482
Obligation for contingent purchase price, net of current portion	$—

Note 4 – Balance Sheet Details

The following table provides detail of selected balance sheet items:

	June 30,	December 31,
(in thousands USD)	2021	2020
Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,616	$9,256
Restricted cash	194	176
Total cash, cash equivalents and restricted cash	$3,810	$9,432

	June 30,	December 31,
(in thousands USD)	2021	2020
Accounts receivable:
Accounts receivables	$13,407	$13,974
Unbilled accounts receivables	17,876	7,578
Related party receivables – shareholders & key personnel	1,356	1,305
Other receivables	839	1,210
Allowance for doubtful accounts	(315)	(267)
Total accounts receivable, net	$33,163	$23,800

The following table is a rollforward of the allowance for doubtful accounts:

	Six Months Ended June 30,
(in thousands USD)	2021	2020
Beginning balance, January 1	$267	$388
Charges to expense	46	48
Foreign currency translation	2	(55)
Ending balance	$315	$381

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 – Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

	June 30,	December 31,
(in thousands USD)	2021	2020
Computer equipment	$4,292	$3,727
Leasehold improvements	2,285	2,333
Furniture and equipment	1,639	1,631
Computer software	1,955	1,475
Transportation equipment	54	107
	10,225	9,273
Less: accumulated depreciation	(6,682)	(5,845)
Property, plant and equipment, net	$3,543	$3,428

Depreciation expense was $0.2 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, and $0.4 million and $0.6 million for the six months ended June 30, 2021 and 2020, respectively. The Company did not recognize impairment expense for the six months ended June 30, 2021 or 2020.

Note 6 – Goodwill and Intangible Assets, Net

The Company performs an assessment each year to test goodwill and indefinite-lived intangible assets for impairment, or more frequently in certain circumstances where impairment indicators arise. In the second quarter of 2020, the Company determined a triggering event had occurred requiring an interim impairment assessment resulting from the disposition of a business within the Latin America (previously Commerce) reporting unit. As a result, the Company recognized a $4.9 million non-cash impairment charge related to goodwill allocated to its Commerce reporting unit which is included within Impairment charges in the Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2020.

The following table presents changes in the goodwill balances as of June 30, 2021:

(in thousands USD)	LATAM	USA	Total
January 1, 2021	$40,470	$30,694	$71,164
Foreign currency translation	(62)	—	(62)
June 30, 2021	$40,408	$30,694	$71,102

Summary of our finite-lived intangible assets is as follows:

	As of June 30, 2021				Weighted Average
(in thousands USD)	Gross Carrying Amount	Currency Translation Adjustment	Accumulated Amortization	Net Carrying Amount	Remaining Useful Life (Years)
Customer relationships	$89,915	$4,071	$(25,216)	68,770	12.2
Tradename	1,234	5	(122)	1,117	4.5
Total	$91,149	$4,076	$(25,338)	$69,887	12.1

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

	As of December 31, 2020				Weighted Average
(in thousands USD)	Gross Carrying Amount	Currency Translation Adjustment	Accumulated Amortization	Net Carrying Amount	Remaining Useful Life (Years)
Customer relationships	$89,915	$4,040	(22,444)	$71,511	12.8

In 2021, the Company changed the estimated life of a certain trade name from indefinite to finite-lived and began amortizing it over the average remaining economic life of five years (See Note 2). No impairment charges were recognized related to finite-lived intangible assets during the six months ended June 30, 2021.

The impairment of goodwill in the Commerce reporting unit as of June 30, 2020, signaled us to test its long-lived asset group in accordance with ASC 360. Upon completion of this testing, the Company determined that the customer relationship within the Commerce reporting unit was fully impaired, resulting from the disposition of a business within the Commerce reporting unit, the termination of the relationships with established customers in this reporting unit and the negative impacts of COVID-19 on this reporting unit. Accordingly, we recognized a $3.5 million non-cash impairment charge as of June 30, 2020, which is included within Impairment charges in the Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2020.

The Company’s indefinite-lived intangible assets relate to trade names acquired in connection with business combinations. The trade names balance was $16.4 million and $17.6 million as of June 30, 2021 and December 31, 2020, respectively. No impairment expense was recognized for the six months ended June 30, 2021. We recognized impairment expense of $0.7 million for the three and six months ended June 30, 2020 related to the Commerce reporting unit, which is recorded within Impairment charges in the Unaudited Condensed Consolidated Statements of Operations.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 – Long-term Debt

Long-term debt as of June 30, 2021 and December 31, 2020 consists of the following:

	June 30,	December 31,
(in thousands USD)	2021	2020
Borrowings under bank revolving credit agreement, principal due Nov. 10, 2023	$5,000	$5,000
Borrowings under bank credit agreement, principal due Nov. 10, 2023	70,775	93,388
Unamortized debt issuance costs(a)	(6,457)	(2,978)
Borrowing under bank credit agreements, net of unamortized debt issuance costs	69,318	95,410

Borrowings under convertible note payable to related party, 13.73% interest capitalized every six months, principal due July 18, 2024	17,621	16,465
Borrowings under convertible note payable to related party, 13.73% interest capitalized every six months, principal due July 18, 2024	17,621	16,465
Unamortized debt issuance costs(a)	(112)	(126)
Convertible notes payable, net of unamortized debt issuance costs	35,130	32,804

Paycheck Protection Program loans, 1% interest, due May 1, 2022	7,770	9,129

Subordinated promissory note payable to related party, 14% interest, principal due Dec. 12, 2021	673	—

Total debt, net of unamortized debt issuance cost	112,891	137,343
Less: current portion of debt	17,210	11,380
Long-term debt, net of unamortized debt issuance costs and current portion	$95,681	$125,963

(a)	Debt issuance costs are presented as a reduction of the Company’s debt in the Unaudited Condensed Consolidated Balance Sheets. Debt issuance costs as of June 30, 2021 includes a $4.0 million fee payable to Monroe Capital Management Advisors LLC upon termination. $0.5 million and $0.4 million of debt issuance cost amortization was charged to interest expense for the six months ended June 30, 2021 and 2020, respectively.

Credit Agreements

In 2018, the Company entered into a revolving credit agreement with Monroe Capital Management Advisors LLC that permits the Company to borrow up to $1.5 million through November 10, 2023. In 2019, the agreement was amended to increase the borrowing limit to $5.0 million. Interest is paid monthly and calculated as LIBOR plus a margin of 8.0% to 9.0%, based on the Total Leverage Ratio as calculated in the most recent Compliance Certificate. An additional 2.0% interest may be incurred during periods of loan covenant default. As of June 30, 2021, the interest rate was 10.0%. The Company must pay an annual commitment fee of 0.5% on the unused portion of the commitment. As of June 30, 2021 and December 31, 2020, the Company had no availability under this facility.

In 2018, the Company entered into a term loan credit agreement with Monroe Capital Management Advisors LLC (“Monroe term loan”) that permits the Company to borrow up to $75.0 million through November 10, 2023. In 2019, the agreement was amended to increase the borrowing amount to $98.0 million. Interest is paid monthly and calculated as LIBOR plus a margin of 8.0% to 9.0%, based on the Total Leverage Ratio as calculated in the most recent Compliance Certificate. An additional 2.0% interest may be incurred during periods of loan covenant default. As of December 31, 2020, the interest rate was 10.0%. Principal payments of $0.6 million are due quarterly until maturity, at which time the remaining outstanding balance is due. Based on amendments dated February 2, 2021, the Company shall pay, in place of the first two regular quarterly principal installments of 2021, from February 2021 through and including July 2021, monthly principal installments of $1.0 million on the last business day of each of these six calendar months.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

On June 24, 2021, a Fifth Amendment was signed to modify the debt covenants for the periods June 30, 2021 and thereafter. In addition to the covenant modifications, the Fifth Amendment also established the deferral of the monthly $1.0 million principal payments previously due in April and May, along with the $1.0 million payments due in June and July to September 30, 2021. As a result, the regular quarterly principal installments resumed, and the First Lien lenders charged a $4.0 million fee paid upon the end of the term loan in exchange for the amended terms. The amendment resulted in a debt modification, thus the fees payable to the First Lien lenders were capitalized and will be amortized over the remaining life of the Monroe term loan. The fees have been netted against the debt as of June 30, 2021.

On March 22, 2021, the Company used $20.0 million from proceeds of issuance of preferred stock to partially pay the Monroe term loan. Refer to Note 13, Redeemable Convertible Preferred Stock and Stockholders’ Equity, for additional information on issuance of preferred stock.

Convertible Notes

On July 19, 2019, the Company entered into separate credit agreements with Nexxus Capital Equity Fund VI, L.P. and Credit Suisse (The Creditors) that permits the Company to borrow $12.5 million from each bearing 13.73% interest. On January 31, 2020, the agreements were amended to increase the borrowing amount by $2.05 million under each agreement. Interest is capitalized every six months and is payable when the note is due. The Creditors have the option, but not the obligation, to convert the loan to common shares (a) before January 31, 2022 if the Company files for an IPO or enters into a merger agreement or (b) on or after January 31, 2022. If the Creditors decide to exercise their option, the number of shares will be determined at the redemption date at a value equal to the outstanding loan balance.

Paycheck Protection Program Loans

On April 30, 2020 and May 1, 2020, the Company received PPP loans through four of its subsidiaries for a total amount of $9.3 million. The PPP loans bear a fixed interest rate of 1% over a two-year term, are guaranteed by the United States federal government, and do not require collateral. The loans may be forgiven, in part or whole, if the proceeds are used to retain and pay employees and for other qualifying expenditures. The $9.3 million in PPP loans are eligible for forgiveness, and the Company expects a significant amount to be forgiven which would result in a gain to the Consolidated Statements of Operations. The Company submitted its forgiveness applications to the Small Business Administration (“SBA”) between November 2020 and January 2021. The monthly repayment terms will be established in the notification letters with the amount of loan forgiveness. On December 25, 2020, $0.1 million of a $0.2 million PPP loan was forgiven. On March 9, 2021, $0.1 million of a $0.3 million PPP loan was forgiven. On June 13, 2021, $1.2 million of a $1.2 million PPP loan was forgiven. All loan forgiveness was recognized in other income (expense) of the Unaudited Condensed Consolidated Statements of Operations.

Subordinated Promissory Note

On June 24, 2021, the Company entered into a credit agreement with AGS Group LLC (“AGS Group”) for a principal amount of $0.7 million. The principal amount outstanding under this agreement matures on December 20, 2021 (“Original Maturity Date”) but can be extended until May 19, 2022 (“Extended Maturity Date.”) Interest is due and payable in arrears on the Original Maturity Date at a 14.0% per annum until and including December 20, 2021 and at 20% per annum from the Original Maturity Date to the Extended Maturity Date calculated on the actual number of days elapsed.

Financial Covenants

The Monroe term loan and the convertible notes payable establish the following financial covenants for the consolidated group:

Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio applies to the consolidated group and is determined in accordance with US GAAP. For each Computation Period, it is the ratio of (a) EBITDA (as defined in the credit agreement) minus permitted tax distributions (or other provisions for taxes based on income) made during the Computation Period, minus all unfinanced capital expenditures made thereby in such Computation Period to (b) fixed charges (as defined in the credit agreement).

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Capital Expenditures. Requires the Company’s aggregate capital expenditures in any fiscal year to not exceed the capital expenditures limit for that fiscal year.

Total Leverage Ratio. The Total Leverage Ratio applies to the consolidated group and is determined in accordance with US GAAP. It is calculated as of the last day of any Computation Period as the ratio of (a) total debt (as defined in credit agreement) to (b) EBITDA for the Computation Period ending on such day. The Company was in compliance with all amended debt covenants as of June 30, 2021.

Per the Fifth Amendment, the amended covenants that will be in place as of the June 30th, 2021 computation period will be the following:

Computation Period Ending	Fixed Charge Coverage Ratio to exceed	Capital Expenditure Annual Limit	Total Leverage Ratio not to exceed
June 30, 2021	0.65:1.00		8.00:1.00
September 30, 2021	0.75:1.00		6.50:1.00
December 31, 2021 and each Computation Period ending thereafter	1.25:1.00	$2.10 million	4.00:1.00
March 31, 2022 and each Computation Period ending thereafter			3.00:1.00
December 31, 2022		$2.20 million

Note 8 – Other Income (Expense)

Items included in other income (expense) in the Unaudited Condensed Consolidated Statements of Operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands USD)	2021	2020	2021	2020
Foreign exchange gain (loss)	$596	$1,698	$(740)	$(4,398)
Forgiveness of PPP loans	1,243	—	1,306	—
Gain on disposition of a business	—	1,252	—	1,252
Interest income	23	26	46	50
Other non-operating expense	(139)	(228)	(197)	(236)
Total	$1,723	$2,748	$415	$(3,332)

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 9 – Income Taxes

Income tax expense (benefit) and effective income tax rate were as follows for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
(in thousands USD)	2021	2020	2021	2020
Income tax expense (benefit)	$499	$1,343	$(109)	$1,448
Effective tax rates	47.7%	410.7%	3.2%	(18.4%)

The Company computes its year-to-date provision for income taxes by applying the estimated annual effective tax rate to year-to-date pretax income or loss and adjusts the provision for discrete tax items recorded in the period.

For the three months ended June 30, 2021, the Company reported a tax expense of $0.5 million on a pretax income of $1.0 million which resulted in an effective tax rate of 47.7%. The Company’s effective tax rate differs from the U.S. statutory rate of 21% due to the mix of earnings in international jurisdictions with relatively higher tax rates and losses incurred in jurisdictions for which no tax benefit is recognized.

For the three months ended June 30, 2020, the Company reported a tax expense of $1.3 million on a pretax income of $0.3 million, which resulted in an effective tax rate of 410.7%. The Company’s effective tax rate differs from the U.S. Statutory rate of 21% primarily due to the mix of earnings in international jurisdictions with relatively higher tax rates, discrete tax items recorded in the second quarter and losses incurred in jurisdictions for which no tax benefit is recognized.

For the six months ended June 30, 2021, the Company reported a tax benefit of $0.1 million on a pretax loss of $3.4 million which resulted in an effective tax rate of 3.2%. The Company’s effective tax rate differs from the U.S. statutory rate of 21% due to losses incurred in jurisdictions for which no tax benefit is recognized.

For the six months ended June 30, 2020, the Company reported a tax expense of $1.4 million on a pretax loss of $7.9 million, which resulted in a negative effective tax rate of 18.4%. The Company’s effective tax rate differs from the U.S. Statutory rate of 21% primarily due to discrete tax items recorded in the second quarter related to impairment charges.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 10 – Net Revenues

Disaggregated revenues by contract type and the timing of revenue recognition are as follows:

	Timing of	Three Months Ended		Six Months Ended
	Revenue	June 30,		June 30,
(in thousands USD)	Recognition	2021	2020	2021	2020
Revenues by Contract Type
Time and materials	over time	$32,252	$37,149	$62,792	$78,056
Fixed price	over time	6,688	5,593	13,361	11,343
Total		$38,940	$42,742	$76,153	$89,399

Liabilities by contract related to contracts with customers

As of June 30, 2021 and December 31, 2020, deferred revenues was $2.9 million and $2.1 million, respectively. During the six months ended June 30, 2021 and 2020, the Company recognized revenue of $0.7 million, that was deferred in the previous period.

Major Customers

The Company derived 13% and 10% of its revenues for the three months ended June 30, 2021 from two significant customers, as well as 21%, 13% and 12% of our revenues for the three months June 30, 2020 were from three significant customers. In addition, the Company derived 13% and 10% of its revenues for the six months ended June 30, 2021 from two significant customers, as well as 21%, 12% and 12% of our revenues for the six months June 30, 2020 were from three significant customers. Sales to these customers occur at multiple locations and the Company believes that the loss of these customers would have only a short-term impact on our operating results. There is risk, however, that the Company would not be able to identify and access a replacement market at comparable margins.

Note 11 – Segment Reporting and Geographic Information

The Company operates as a single operating segment. The Company’s chief operating decision maker (CODM) is the CEO, who reviews financial information presented on a consolidated basis, for purposes of making operating decisions, assessing financial performance and allocating resources.

The following table presents the Company’s geographic net revenues based on the geographic market where revenues are accumulated, as determined by customer location:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands USD)	2021	2020	2021	2020
United States	$25,423	$29,971	$49,943	$60,715
Latin America	13,517	12,771	26,210	28,684
Total	$38,940	$42,742	$76,153	$89,399

The following table presents certain of our long-lived assets by geographic area, which includes property, plant and equipment, net and operating lease right of use assets, net:

	June 30,	December 31,
(in thousands USD)	2021	2020
United States	$7,046	$7,748
Latin America	3,616	3,803
Total long-lived assets	$10,662	$11,551

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 12 – Restructuring

Restructuring expenses consist of costs associated with the ongoing reorganization of our business operations and expense re-alignment efforts, which primarily relate to severance costs from workforce reductions due to the impacts of the COVID-19 pandemic and organizational changes to capture synergies from past acquisitions as we move toward one global AgileThought. We also incurred an immaterial amount of facility related exit costs. When business slowed as a result of COVID-19, there was a reduction in force to control expenses, as not all resources could be usefully reallocated. As of June 30, 2021, the majority of the COVID-related expenses had been paid. At this time, we do not anticipate material additional restructuring charges related to COVID-19, and remaining payments will occur in 2021.

In December 2020, the Company communicated a restructuring plan to transition to an integrated, one AgileThought approach rather than managing recent acquisitions and regions separately. By creating a global organization for the information technology, human resources, and finance functions, the Company was able to capture synergies, resulting in the elimination of certain positions. The Company incurred severance costs related to these terminations, and all activity is expected to be completed by March 31, 2022.

The following table summarizes the Company’s restructuring activities included in accrued liabilities:

(in thousands USD)	One AgileThought	COVID Plan	Restructuring Total
Balance as of December 31, 2020	$2,222	$717	$2,939
Restructuring charges	—	22	22
Payments	1,310	471	1,781
Balance as of June 30, 2021	$912	$268	$1,180

Note 13 – Redeemable Convertible Preferred Stock and Stockholders’ Equity

Class A and Class B Shares

As of June 30, 2021 and December 31, 2020, the capital stock is represented by 431,682 Class A Shares and 37,538 Class B Shares. Holders of Class A Shares are entitled to one vote per share and Holders of Class B Shares are not entitled to vote. The common shares have no preemptive, subscription, redemption or conversion rights.

Redeemable Convertible Preferred Stock

On February 2, 2021, LIV Capital Acquisition Corp (“LIVK”), related parties to LIVK (and together with LIVK, the “Equity Investors”) and the Company entered into an equity contribution agreement. Per the agreement, the Equity Investors purchased 2 million shares of a newly created class of preferred stock at a purchase price of $10 per share for an aggregate purchase price of $20 million.

The redeemable convertible preferred stock would be redeemable for an amount in cash equal to the greater of $15 per share (the “Required Price”), or $10 per share of redeemable convertible preferred stock plus 18% interest if the transaction does not occur (defined in the agreement as the “Required Return”), other than as a result of LIVK’s failure to negotiate in good faith or failure to satisfy or perform any of its obligations under the merger agreement.

Additionally, the redeemable convertible preferred stock is convertible into common shares of the Company either on a one to one basis in the event of the closing of the merger agreement, or if the merger agreement is terminated and the Company subsequently consummates an initial public offering, into a number of common shares of the Company equal to the Required Return divided by 0.9, or $16.6667, multiplied by the price at which the shares of voting common stock of the Company are initially priced in such initial public offering.

The redeemable convertible preferred stock has no voting and dividend rights until converted into common stock and has a liquidation preference equal to the amount of the Required Return.

The Company has concluded that because the redemption and conversion features of the Preferred Stock are outside of the control of the Company, the instrument is to be recorded as temporary or mezzanine equity in accordance with the provisions of Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stocks.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 14 – Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders:

(in thousands USD,	Three Months Ended June 30,				Six Months Ended June 30,
except share and loss per share data)	2021		2020		2021		2020
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Net income (loss) attributable to common stockholders for Basic	$379	$32	$(964)	$(82)	$(3,182)	$(272)	$(8,503)	$(726)
Effect of dilutive instruments	—	—	—	—	—	—	—	—
Net income (loss) attributable to common stockholders for Diluted	$379	$32	$(964)	$(82)	$(3,182)	$(272)	$(8,503)	$(726)

Weighted average number of common shares used in computing basic loss per common share	439,732	37,538	439,432	37,538	439,732	37,538	439,432	37,538
Effect of dilutive instruments	—	—	—	—	—	—	—	—
Weighted average number of common shares used in computing dilutive loss per common share	439,732	37,538	439,432	37,538	439,732	37,538	439,432	37,538
Income (loss) per common share attributable to common stockholders:
Basic	$0.86	$0.86	$(2.19)	$(2.19)	$(7.24)	$(7.24)	$(19.35)	$(19.35)
Diluted	$0.86	$0.86	$(2.19)	$(2.19)	$(7.24)	$(7.24)	$(19.35)	$(19.35)

As of June 30, 2021, the Company’s potentially dilutive securities were related to redeemable convertible preferred stock which has been excluded from the computation of diluted income (loss) per share as the effect would be to reduce the net income (loss) per share attributable to common stockholders, and at both June 30, 2021 and 2020, the Company’s potentially dilutive securities were related to granted but unvested stock awards which have been excluded from diluted income (loss) per share because the conditions for issuance of common shares had not been met at the balance sheet date. The potential shares of common stock that were antidilutive are as follows:

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

	June 30,
	2021	2020
Redeemable convertible preferred stock	2,000,000	—
Unvested stock based compensation awards for Class A shares with service and performance vesting conditions	1,500	3,794
Unvested stock based compensation awards for Class A shares that vest upon occurrence of liquidity event	684	3,112
Unvested stock based compensation awards for Class A shares that vest upon service conditions and upon occurrence of a liquidity event	2,208	—

Note 15 – Equity-based Arrangements

The Company has granted various equity-based awards to its employees and board members as described below. The Company issues, authorized but unissued shares, for the settlement of equity-based awards.

2020 Equity Plan

On August 4, 2020, the Company adopted the 2020 Equity Plan with the intent to encourage and retain certain of the Company’s senior employees, as well as board members. Pursuant to the 2020 Equity Plan, senior employees may receive up to 7,465 of Class A restricted stock units (RSUs) subject to time-based vesting and the occurrence of a liquidity event while board members may receive up to 300 Class A RSUs subject to time-based vesting. The awards were granted on August 4, 2020 and generally vest ratably over a three-year service period on each successive August 4th. On the grant date, the Company determined the achievement of a liquidity event was not probable as it is outside of the control of the Company, and therefore has not recognized any stock compensation expense for employee RSUs as of June 30, 2021. Expense during the three and six months ended June 30, 2021 related to board members’ RSUs was immaterial. Expense during the three and six months ended June 30, 2020 related to board members’ RSUs was $0.1 million, respectively. The grant date fair value for the RSUs under the 2020 Equity Plan was approximately $5.8 million.

On May 9, 2021 the Company entered into RSU cancellation agreements with existing shareholders, cancelling a total of 3,785 RSUs. The cancellations are contingent upon and effective immediately prior to the closing of the merger between the Company and LIV Capital Acquisition Corp.

Additionally, on May 9, 2021, the Company announced the acceleration of 1,372 performance-based RSUs that the Board previously granted which covered shares of the Company’s Class A common stock pursuant to the Company’s 2020 Equity Plan. Accelerated time-vesting of RSUs is contingent and effective upon closing of the merger between the Company and LIV Capital Acquisition Corp. The liquidity requirement of the accelerated of RSU’s was removed per the board approval on August 19, 2021.

AgileThought, LLC PIP

In connection with the AgileThought, LLC acquisition in July 2019, the Company offered a performance incentive plan (“AT PIP”) to key AgileThought, LLC employees. Pursuant to the AT PIP, participants may receive up to an aggregate of 3,150 Class A shares based on the achievement of certain EBITDA -based performance metrics during each of the fiscal years as follows: up to 1,050 shares for 2020, up to 1,050 shares for 2021, and up to 1,050 shares for 2022. The EBITDA-based performance metric was not met in 2020 and the related awards were cancelled. The remaining AT PIP will be paid to the participants as follows:

Performance incentive 2021: 50% within the first 60 days of calendar year 2022; and the remaining 50% within the first 60 days of calendar year 2023

Performance incentive 2022: 50% within the first 60 days of calendar year 2023; and the remaining 50% within the first 60 days of calendar year 2024.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Participants do not begin to vest in the performance share units (“PSUs”) granted under the AT PIP until January 1, 2020. In order to qualify for payment, the Participant has to be (a) actively employed by the Company or one of its affiliates, and (b) has not breached any of his or her noncompetition covenants in the definitive documents. During the three and six months ended June 30, 2021 and 2020, the Company did not recognize any equity-based compensation expense related to this plan as performance metrics were not probable of being achieved. The grant date fair value for the PSUs under the AT PIP was approximately $1.2 million.

4th Source Performance Incentive Plan

On November 15, 2018, the Company acquired 4th Source and offered shares to key 4th Source employees under a Performance Incentive Plan (PIP).

Pursuant to the 4th Source PIP, participants may receive up to an aggregate of 8,394 shares based on the achievement of certain EBITDA-based performance metrics during each of the fiscal years as follows: up to 3,222 shares for 2018, up to 4,528 shares for 2019, and up to 644 shares for 2020. The EBITDA-based performance metric was not met in 2020 and the related PSUs were cancelled. Shares for vested PSUs will be issued in 2021.

There was no expense recognized during the three and six months ended June 30, 2021 and 2020.

The grant date fair value for the PSUs was approximately $2.9 million. The Company estimated the fair value of the awards that are subject to service-based vesting requirements and performance vesting requirements, based upon our common shares’ fair value, as of the grant dates.

AgileThought Inc. Management Performance Share Plan

In 2018, the Company adopted the Management Performance Share Plan, which provides for the issuance of PSUs. These awards representing an aggregate of 1,232 Class A shares vest upon the occurrence of a liquidity event, attainment of certain performance metrics and service-based vesting criteria.

On May 9, 2021 the Company entered into RSU cancellation agreements with existing shareholders, cancelling a total of 924 RSUs pursuant to the 2018 AN Management Compensation Plan. The cancellations are contingent upon and effective immediately prior to the closing of the merger between the Company and LIV Capital Acquisition Corp.

In addition, on May 9, 2021, the Company entered into RSU cancellation agreements with existing shareholders, cancelling a total of 1,504 RSUs pursuant to the 2017 AN Management Stock Compensation Plan. The cancellations are contingent upon and effective immediately prior to the closing of the merger between the Company and LIV Capital Acquisition Corp.

The following table summarizes all of our equity-based awards activity for the plans described above:

	Number of Awards	Weighted Average Grant Date Fair Value
Awards outstanding as of December 31, 2020	20,127	$577.18
Awards granted	—	—
Awards forfeited / cancelled	(1,472)	745.92

Awards outstanding as of June 30, 2021	18,655	$556.64

Awards vested as of June 30, 2021	8,050	$377.45
Awards expected to vest as of June 30, 2021	4,392	$623.17

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

As of June 30, 2021, the Company cancelled a total of 6,213 RSUs per the May 9, 2021 agreements. The cancellations are contingent upon and effective immediately prior to the closing of the merger between the Company and LIV Capital Acquisition Corp and therefore not reflected in the table above.

As of June 30, 2021, the Company had $5.3 million of unrecognized stock-based compensation expense related to the AT PIP and 2020 Equity Plan. The unrecognized stock-based compensation expense related to the AT PIP is expected to be recognized over a weighted-average period of 1.0 years. No stock-based compensation expense for RSUs granted to senior employees under the 2020 Equity Plan will be recognized until a liquidity event is probable.

Note 16 – Commitments and Contingencies

In accordance with Ley del Impuesto Sobre la Renta (Mexico’s Income Tax Law or “LISR”) provisions, companies that carry out transactions with related parties must execute these transactions at prices comparable to those used with third parties in similar operations. If legal authorities test the prices and determine the amounts deviate from the assumption foreseen in the Law, they could impose fines in addition to the tax and late fees.

The Company and its subsidiaries hire professional service providers, administrative, consulting, etc. In the normal course of business, there is a possibility third parties take legal action against subcontractors or workers hired by the Company and its subsidiaries. In order to reduce this exposure, the Company ensures service providers comply with all legal and contractual obligations applicable to them.

The Company is, from time to time, involved in certain legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although management cannot predict the outcomes of these matters, management does not believe these actions will have a material, adverse effect on the Company’s Unaudited Condensed Consolidated Balance Sheets, Unaudited Condensed Consolidated Statements of Operations or Unaudited Condensed Consolidated Statements of Cash Flows. As of June 30, 2021 and December 31, 2020, the Company had labor lawsuits in process, whose resolution is pending. As of June 30, 2021 and December 31, 2020, the Company has recorded liabilities for labor lawsuits and/or litigation of $0.8 million, respectively.

Note 17 – Subsequent Events

Exitus Capital Subordinated Debt

On July 26, 2021, the Company agreed with existing lenders and Exitus Capital (“Subordinated Creditor”) to enter into a zero-coupon subordinated loan agreement with Exitus Capital in an aggregate principal amount equal to $3.7 million (“Subordinated Debt”). No periodic interest payments are made and the loan is due on January 26, 2022, with an option to extend up to two additional six month terms. Net loan proceeds totaled $3.2 million, net of $0.5 million in debt discount. Payment of any and all of the Subordinated Debt shall be subordinate of all existing senior debt. In the event of any liquidation, dissolution, or bankruptcy proceedings, all senior debt shall first be paid in full before any distribution shall be made to the Subordinated Creditor. The loan is subject to a 36% annual interest moratorium if full payment is not made upon the maturity date.

Agreement and Plan of Merger

On August 23, 2021 (the “Closing Date”), LIV Capital Acquisition Corp. (“LIVK”) and the Company consummated the transactions contemplated by the definitive agreement and plan of merger, dated May 9, 2021. Pursuant to the terms, the Company merged with and into LIVK, whereupon the separate corporate existence of AgileThought, Inc. ceased and LIVK remained as the surviving NASDAQ publicly traded entity under the ticker symbol AGIL. On the Closing Date, LIVK changed its name to AgileThought, Inc.

As a result of the merger, each issued and outstanding Class A ordinary share and Class B ordinary share of LIVK converted into a share of Class A common stock of AgileThought, Inc. (“Class A Common Stock”), and each issued and outstanding warrant to purchase Class A ordinary shares of LIVK continued to be exercisable by its terms to purchase an equal number of shares of Class A Common Stock. On the Closing Date, Class A ordinary shares and Class B ordinary shares in addition to warrants to purchase Class A ordinary shares were converted to Class A Common Stock.

AgileThought, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

In connection with the execution of the agreement and plan of merger, the Company entered into subscription agreements with certain subscription investors pursuant to which the Company agreed to issue and sell to the subscription investors (the “PIPE Investors”), in the aggregate, $26,500,000 of LIVK’s Class A Ordinary Shares (or 2,650,000 shares of Class A Common Stock into which such shares will convert) at a purchase price of $10.00 per share (the “PIPE Financing”). On August 13, 2021, the Company entered into additional subscription agreements with certain investors (the “Additional PIPE Investors”) pursuant to which the Company agreed to issue and sell to the Additional PIPE Investors, in the aggregate, $1,100,000 of LIVK’s Class A Ordinary Shares (or 110,000 shares of Class A Common Stock into which such shares will convert) at a purchase price of $10.00 per share (the “Additional PIPE Financing”). The closing of the PIPE Financing and Additional PIPE Financing occurred immediately prior to the closing of the merger and 2,760,000 shares of Class A Common Stock were converted.

Immediately prior to the merger’s closing, RSU cancellation and accelerations agreements entered on May 9, 2021, with existing shareholders were effective and no longer contingent. Thus, under the 2020 Equity Plan, 3,785 RSUs were effectively cancelled and 1,372 performance-based RSUs were effectively accelerated. Under the 2018 AgileThought Inc. Management Performance Share Plan, 924 RSUs were effectively cancelled and 1,504 RSU under the 2017 AN Management Stock Compensation Plan were effectively cancelled. On August 16, 2021, the Company entered into an additional cancellation agreement to cancel all the remaining unvested RSUs outstanding under the 2020 Equity Incentive Plan, the 2018 AN Management Compensation Plan and the 2017 AN Management Stock Compensation Plan. Subsequently on August 19, 2021, the Company granted additional stock awards covering shares of Class A Common Stock pursuant to the 2020 Equity Incentive Plan. The compensation expense recognized on August 19, 2021 totaled approximately $6.4 million.

In connection with the equity contribution agreement, dated February 2, 2021, Equity Investors purchased 2 million shares of preferred stock at a purchase price of $10 per share for an aggregate purchase price of $20 million. The redeemable convertible preferred stock is convertible into Class A Common Stock shares on a one to one basis in the event of the closing of the merger agreement. On the Closing date, 2 million shares of preferred stock converted to Class A Common Stock. The embedded derivative associated with redemption and conversion features settled August 23, 2021.

In addition, at the closing of merger, the Company, LIV Capital Acquisition Sponsor, L.P. and certain other holders of Class A Common Stock will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other matters, certain stockholders will be granted certain customary demand and “piggy-back” registration rights with respect to their respective shares of Class A Common Stock.

As of the Closing Date and following the completion of the Merger, the Company had 41,970,915 shares of Class A Common Stock.

As the above events arose after the reporting date and did not provide evidence of a condition that existed as of June 30, 2021, they are considered non-adjusting subsequent events. Management has evaluated subsequent events up until August 26, 2021, the date the financial statements were issued.